UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ARES CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, NY 10167

Commencing on April 30, 2025, Ares Capital Corporation made the following communications to certain of its stockholders.

April 30, 2025

Re: Supplemental Information Related to Proposal 1 (Election of Directors)

Institutional Shareholder Services (“ISS”) has issued voting recommendations that are inconsistent with the recommendations of the board of directors (the “Board” or the “Board of Directors”) of Ares Capital Corporation (the “Company”) on the election of Daniel G. Kelly, Jr. and Eric B. Siegel as Class III Directors.

The Nominating and Governance Committee of our Board of Directors (the “Nominating and Governance Committee”) and our Board of Directors have both determined that the nomination and election of Daniel G. Kelly, Jr. and Eric B. Siegel are in the best interests of the Company and our stockholders. Additionally, our Board of Directors believes that depriving the Company of the services of Daniel G. Kelly, Jr. and Eric B. Siegel, both of whom are very important and active members of our Board of Directors, is not in the best interests of the Company or our stockholders.

We believe ISS’s recommendations do not reflect the deep level of commitment and importance of Daniel G. Kelly, Jr. and Eric B. Siegel to the Company and the Board.

We urge you, for the reasons set forth below, to support the recommendations of our Board of Directors.

WE URGE YOU TO SUPPORT THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS AND
VOTE “FOR” EACH NOMINEE FOR DIRECTOR.

Proposal 1 (Election of Directors)

We urge you to support and vote “FOR” the election of Daniel G. Kelly, Jr. and Eric B. Siegel as directors of the Company:

Daniel G. Kelly, Jr. and Eric B. Siegel have served as active members of our Board of Directors for multiple years. Daniel G. Kelly, Jr. has served as a director of the Company since May 2016 and currently serves on the Nominating and Governance Committee. Eric B. Siegel has served as a director of the Company since 2004 and has served as the lead independent director of the Board since 2010. Eric B. Siegel currently serves on the Audit Committee of the Board of Directors and the Nominating and Governance Committee.

We are aware that ISS has adopted a policy of recommending votes “Against” certain directors of public companies that have governing documents that provide the board with the exclusive power to amend the company’s bylaws. We believe that ISS is expressing this view through their recommendation to withhold support for the election of Daniel G. Kelly, Jr. and Eric B. Siegel as directors of the Company.

Our Board of Directors believes that it remains in the best interests of the Company and our stockholders if the power to amend our bylaws is vested exclusively in our Board of Directors as is permitted by Maryland law. Since our initial public offering in 2004, the power to amend our bylaws has been vested exclusively with our Board of Directors. This arrangement has served the interests of the Company and our stockholders well, we believe, because under Maryland law, our directors owe legal duties to the Company that require them to act with a reasonable belief that their actions are in the best interests of the Company. On the other hand, under Maryland law, stockholders are not bound by any such legal duty and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of the Company. As a result of these factors, we believe that our Board of Directors is in the best position to consider possible future bylaw amendments and will adopt such amendments only after concluding that such amendments are in the best interests of the Company.

For the foregoing reasons, we believe the “Against” recommendations are unwarranted and we urge you to vote “FOR” the election of Daniel G. Kelly, Jr. and Eric B. Siegel as directors of the Company.

If you have any questions or need assistance in voting your proxy, please call our proxy solicitor, D.F. King & Co., Inc., at (212) 493-6952.

This information is being provided to certain stockholders as a supplement to our Proxy Statement dated March 10, 2025, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in our Proxy Statement.